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                                                                    EXHIBIT 99.1

                        Boron, LePore & Associates, Inc.

                                1800 Valley Road
                                 Wayne, NJ 07470

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                 March 20, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Boron, LePore & Associates, Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2000 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                                          Very truly yours,

                                          Boron, LePore & Associates, Inc.

                                          /s/ Anthony J. Cherichella

                                          Anthony J. Cherichella
                                          Chief Financial Officer